Exhibit 99.1
Residential Capital, LLC Reports Preliminary Third Quarter 2008 Financial Results
NEW YORK — ResCap reported a net loss of $1.9 billion for the third quarter of 2008, compared to a net loss of $2.3 billion in the year-ago period. Results are primarily attributable to continued adverse market conditions, which drove high credit-related provisions and weak revenue.
Real Estate Finance
During the third quarter, ResCap announced additional actions to significantly streamline operations, reduce cost and adjust its lending footprint. These actions included closing all GMAC Mortgage retail offices, ceasing originations through the Homecomings wholesale broker channel and further curtailing business lending and international business activities. In addition, ResCap entered into an agreement to sell the GMAC Home Services business to Brookfield Residential Property Services.
ResCap’s U.S. residential finance business was negatively affected by lower mortgage production and a decrease in net servicing fees. While prime conforming loan production decreased year-over-year with $6.8 billion in the third quarter of 2008 versus $12.2 billion in the year-ago period, production of higher-margin government loans increased to $4.1 billion this quarter compared to $1.4 billion in the third quarter of 2007.
The international mortgage business experienced a net loss in the third quarter related to weakening consumer credit in key markets and increased cost of funds. ResCap has currently suspended all production outside of the U.S. with the exception of Canadian insured loans. ResCap’s international business is now focused on management of assets in the U.K. and continental Europe. Results were also negatively affected by unfavorable foreign currency movements. The business lending operation experienced continued losses in the third quarter due to high levels of loss provisions and other impairments related to the current real estate market conditions.
In the third quarter, GMAC forgave $101.5 million of debt outstanding under the mortgage servicing rights credit facility with ResCap as a capital contribution to the mortgage subsidiary. In addition, GMAC also forgave $95.3 million of outstanding principal and accrued unpaid interest on ResCap notes held by GMAC. In October, GMAC forgave additional debt to ensure that ResCap remained compliant with the tangible net worth covenant.
Adverse market conditions have made it difficult for ResCap to maintain adequate capital and liquidity levels. As a result, absent economic support from GMAC, substantial doubt exists regarding ResCap’s ability to continue as a going concern.
Liquidity and Capital
ResCap’s cash and cash equivalents balance was $6.9 billion at quarter-end, up from $6.6 billion at June 30, 2008.
GMAC Bank assets and deposits continue to grow at a measured rate with total assets of $32.9 billion at quarter-end, which includes $8.5 billion of assets at the auto division and $24.4 billion of assets at the mortgage division. This compares to $31.9 billion at June 30, 2008. Deposits also increased in the third quarter to $17.7 billion at Sept. 30, 2008, compared to $16.9 billion at the end of the second quarter.

About Residential Capital, LLC:
Residential Capital, LLC, is an indirect wholly owned subsidiary of GMAC Financial Services. ResCap’s businesses cover the U.S. residential finance industry, from origination and servicing of mortgage loans through their sale or securitization in the secondary market. ResCap operates in selected international markets and also provides capital to other originators of mortgage loans and residential real estate developers.
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Forward-Looking Statements
In this earnings release and comments by GMAC LLC (“GMAC”) and Residential Capital, LLC (“ResCap”) management, the use of the words “expect,” “anticipate,” estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding for ResCap; our ability to maintain an appropriate level of debt and liquidity; recent developments in the residential mortgage and capital markets; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the markets in which we fund ResCap’s operations, with resulting negative impact on our liquidity; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. ResCap undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

ResCap Preliminary Unaudited Third Quarter 2008 Financial Highlights
($ in millions)

	Note	Third Quarter		Nine Months
ResCap Operations		2008	2007	2008	2007

Net Income (loss)		$(1,912)	$(2,261)	$(4,631)	$(3,425)
Gain (loss) on sale of mortgage loans, net
Domestic		$32	$(107)	$(213)	$(351)
International		(171)	(463)	(1,735)	(280)

Total Gain (loss) on sale of mortgage loans		$(138)	$(570)	$(1,948)	$(631)

Portfolio Statistics
Mortgage loan production
Prime conforming		$6,766	$12,174	$34,390	$34,425
Prime non-conforming		250	4,993	1,838	27,798
Government		4,137	1,378	9,873	5,458
Nonprime		0	221	3	4,246
Prime second-lien		86	1,440	872	6,472

Total Domestic		11,239	20,206	46,976	78,399

International		627	9,068	3,867	23,258

Total Mortgage production		$11,866	$29,274	$50,843	$101,657

Mortgage loan servicing rights at end of period		$4,725	$5,547

Loan servicing at end of period
Domestic		$391,945	$427,440
International		34,079	38,200

Total Loan servicing		$426,023	$465,640

Asset Quality Statistics — ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment		$533	$788	$1,158	$1,436
Lending receivables		119	93	257	314
Auto Loans & Leases		8	3	15	10

Total Provision for credit losses		$661	$884	$1,430	$1,760

Allowance by product at end of period
Mortgage loans held for investment		$975	$1,734
Lending receivables		567	326
Auto Loans & Leases		39	31

Total Allowance by product		$1,581	$2,091

Allowance as a % of related receivables at end of period
Mortgage loans held for investment		3.27%	2.85%
Lending receivables		7.97%	3.72%
Auto Loans & Leases		1.12%	1.42%
Total Allowance as a % of related receivables		3.92%	2.92%

Nonaccrual loans at end of period		$7,478	$8,993
Nonaccrual loans as a % of related receivables at end of period		20.25%	12.93%

Total nonperforming assets		$8,496	$10,656

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